Exhibit 99.1

CSX Corporation Announces Record Third-Quarter Results

Highlights:

•	Record third-quarter results for revenue, operating income, net earnings and EPS

•	Operating income increased 16 percent and operating ratio improved 220 basis points

•	Modest earnings growth expected for full-year 2014, with double-digit earnings growth and margin expansion expected in 2015

JACKSONVILLE, Fla. - October 14, 2014 - CSX Corporation (NYSE: CSX) today announced record third quarter net earnings of $509 million, or $0.51 per share, up from net earnings of $455 million, or $0.45 per share, in the same period last year. This performance was supported by volume increases of 7 percent, with broad-based growth across nearly all markets CSX serves.

“As the economy continues to expand, the company’s record third-quarter results are built on the foundation of CSX’s network reach, sustainable growth opportunities, and the efforts of our 31,000 employees,” said Michael J. Ward, president, chairman and chief executive officer. “At the same time, we are focused on the execution of our core strategy. That means enhancing our ability to grow faster than the economy, price above inflation, make strategic investments and produce ever more efficient operations to continue delivering superior shareholder value.”

Revenue of $3.2 billion, an 8 percent increase over the same period last year, is evidence of CSX’s ability to leverage the continued economic momentum that is driving strength across nearly all markets CSX serves, coupled with secular growth trends in the intermodal and energy markets. With the high level of demand and operations that remained stable, the company produced operating income of $976 million and an operating ratio of 69.7 percent.

On the strength of this performance, CSX expects to sustain double-digit earnings growth and margin expansion in 2015, and continues to target a mid-60s operating ratio longer term.

CSX executives will conduct a quarterly earnings conference call with the investment community on October 15, 2014, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For more than 185 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and small farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.